Exhibit (h)(2)(v)

SUB-TRANSFER AGENCY AGREEMENT

THIS SUB-TRANSFER AGENCY AGREEMENT (the “Sub-TA Agreement”) is made as of this 20th day of May, 2010, by and between SEI INSTITUTIONAL TRANSFER AGENT, INC., a Delaware corporation, its successors and assigns (”SEI”), and UMB FUND SERVICES, INC., a Wisconsin corporation, its successors and assigns (“UMBFS”).

R E C I T A L S:

WHEREAS, SEI is a transfer agent registered under the Exchange Act, as defined hereinafter, as amended; and

WHEREAS, SEI serves as transfer agent for the CNI Charter Funds (the “Trust”), pursuant to a Transfer Agency Agreement dated April 1, 1999, as amended from time to time, a copy of which has been provided to UMBFS; and

WHEREAS, SEI desires to retain UMBFS to render certain transfer agency and dividend disbursement services, and UMBFS is willing to render such services, all in accordance with the terms of this Sub-TA Agreement.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

In addition to any terms defined in the body of this Sub-TA Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Sub-TA Agreement:

1.01           1940 Act shall mean the Investment Company Act of 1940, as amended from time to time.

1.02           AML Laws shall mean the rules promulgated under Sections 326 and 352 of the USA PATRIOT Act.

1.03           Authorized Person shall mean any individual who is authorized to provide UMBFS with Instructions and requests on behalf of the Trust, whose name shall be certified to UMBFS from time to time pursuant to Section 8.01 of this Sub-TA Agreement.

1.04           Board of Trustees shall mean the Board of Trustees of the Trust.

1.05           Custodian shall mean the financial institution appointed as custodian under the terms and conditions of the custody agreement between the financial institution and the Trust, or its successor.

1.06           Declaration of Trust shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

1.07           Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.08           Fund shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which SEI has appointed UMBFS as sub-transfer agent and dividend disbursing agent under this Sub-TA Agreement.

1.09           Instructions shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by UMBFS.  Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

1.10           Prospectus shall mean the current Prospectus and Statement of Additional Information with respect to a Fund (including any applicable supplement) actually received by UMBFS from SEI with respect to which the Trust has indicated a registration statement has become effective under the Securities Act and the 1940 Act.

1.11           Securities Act shall mean the Securities Act of 1933, as amended from time to time

1.12           Shares shall mean such units or shares of beneficial interest, or class thereof, of each respective Fund of the Trust as may be issued from time to time.

1.13           Shareholder shall mean a record owner of Shares of each respective Fund of the Trust.

ARTICLE II

APPOINTMENT OF SUB-TRANSFER AGENT

2.01           Appointment.  SEI hereby appoints UMBFS as sub-transfer agent and dividend disbursing agent of all the Shares of the Trust during the term of this Sub-TA Agreement with respect to each Fund listed on Schedule A hereto, and any additional Fund SEI and UMBFS may agree to include on any amended Schedule A.  UMBFS hereby accepts such appointment as sub-transfer agent and dividend disbursing agent and agrees to perform the duties thereof as hereinafter set forth.

2.02           Duties.

A.  (a)  UMBFS will act as sub-transfer agent for the Funds' accounts and, as such, will record in an account (the "Account") the total number of Shares of each Fund issued and outstanding from time to time and will maintain Share transfer records in which it will note the names and registered addresses of Shareholders, and the number of Shares from time to time owned by each of them.  Each Shareholder will be assigned one or more account numbers.

(b)  UMBFS is authorized to set up accounts for Shareholders and record transactions in the accounts on the basis of instructions received from Shareholders when accompanied by remittance in an appropriate amount and form as provided in the Fund's then current Prospectus. Whenever Shares are purchased or issued, UMBFS shall credit the Account with the Shares issued, and credit the proper number of Shares to the appropriate Shareholder.

(c)  Likewise, whenever UMBFS has occasion to redeem Shares owned by a Shareholder, UMBFS is authorized to process the transaction by making appropriate entries in its Share transfer records and debiting the Account.

(d)  Upon notification by the Custodian of the applicable Fund of the receipt of funds through the Federal Reserve wire system or conversion into Federal funds of funds transmitted by other means for the purchase of Shares in accordance with the Fund’s current Prospectus, UMBFS shall notify the Trust and Trasnfer Agent of such deposits on a daily basis.

(e)  UMBFS shall credit each Shareholder's account with the number of Shares purchased according to the price of the Shares in effect for such purchases determined in the manner set forth in the Fund's then current Prospectus.  UMBFS shall process each order for the redemption of Shares from or on behalf of a Shareholder, and shall cause cash proceeds to be wired in Federal funds.

(f)  The requirements as to instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided for in the then current Prospectus, subject to such supplemental requirements consistent with such Prospectus as may be established by mutual agreement between UMBFS and SEI.

(g)  If UMBFS determines that a request for redemption does not comply with the requirements for redemption, UMBFS shall promptly so notify the Shareholder, together with the reason therefor, and shall effect such redemption at the price next determined after receipt of documents complying with said standards.

(h)  UMBFS shall produce a confirmation statement reflecting each purchase or redemption transaction and each dividend posting.  Confirmation statements will be mailed or transmitted on the next business day following the transaction.

(i)  On each day that the Custodian and the New York Stock Exchange are open for business ("Business Day"), UMBFS shall notify the Custodian of the amount of cash or other assets required to meet payments made pursuant to the provisions of this Article 2, and the Trust or SEI shall instruct the Custodian to make available from time to time sufficient funds or other assets therefor.

(j)  The authority of UMBFS to perform its responsibilities as to purchases and redemptions shall be suspended upon receipt by it of notification from the SEC, the Board of Trustees or SEI of the suspension of the determination of the Fund’s net asset value.

(k)  Without limiting the generality of the foregoing, UMBFS agrees to perform for the Funds on behalf of SEI the specific services set forth in Schedule B which is attached hereto and made a part of this Sub-TA Agreement.

B.      UMBFS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent SEI in any way and shall not be deemed an agent of SEI.  All of UMBFS’s duties shall be subject always to the objectives, policies and restrictions contained in the Trust's current registration statement under the 1940 Act, to the Trust's Declaration of Trust and By-Laws, to the provisions of the 1940 Act, and to any other guidelines that may be established by the Board of Trustees and which are furnished to UMBFS by SEI or the Trust.

C.      `UMBFS may, in its discretion, appoint other parties to carry out some or all of its responsibilities under this Sub-TA Agreement; provided, however, that all fees and expenses incurred in any such appointment shall be paid by UMBFS and UMBFS shall remain responsible to the Trust and SEI for the act and omissions of such parties as if such acts or omissions were acts or omissions of UMBFS.

2.03           Deliveries.

A.  In connection with UMBFS’ appointment as sub-transfer agent and dividend disbursing agent, SEI shall deliver or cause the following documents to be delivered to UMBFS:

(a)	A copy of the Declaration of Trust and By-laws of the Trust and all amendments thereto, certified by the Secretary of the Trust;

(b)	A certified copy of the resolutions of the Board of Trustees of the Trust appointing SEI as transfer agent and dividend disbursing agent;

(c)
Copies of the Trust’s Registration Statement, as amended to date, and the most recently filed Post-Effective Amendment thereto, filed by the Trust with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act and the 1940 Act, together with any applications filed in connection therewith;and

(d)	The certificate required by Section 8.01 of this Agreement, signed by an officer of the Trust and designating the names of the Trust’s initial Authorized Persons.

B.  SEI agrees to deliver or to cause to be delivered to UMBFS in Milwaukee, Wisconsin, all of the Trust’s Shareholder account records in a format acceptable to UMBFS, as well as all other documents, records and information that UMBFS may reasonably request in order for UMBFS to perform the services hereunder.

ARTICLE III

COMPENSATION & EXPENSES

3.01           Compensation. As compensation for the performance of the services, SEI agrees to pay UMBFS the fees set forth on Schedule C attached hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend Schedule

C to include fees for any additional services requested by SEI, enhancements to current services, or to add Funds for which SEI has been retained.

3.02           Expenses.  SEI also agrees to promptly reimburse UMBFS for all out-of-pocket expenses or disbursements incurred by UMBFS in connection with the performance of services under this Sub-TA Agreement.  Out-of-pocket expense shall include, but not be limited to, those items specified on Schedule C hereto.  If requested by UMBFS, out-of-pocket expenses are payable in advance.  Payment of postage expenses, if prepayment is requested, is due at least seven days prior to the anticipated mail date.  In the event UMBFS requests advance payment for out of pocket expenses, UMBFS shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

3.03           Payment Procedures.

A. SEI agrees to pay all amounts due hereunder within thirty (30) days of the date reflected on the statement for such services (the “Due Date”).  Except as provided in Schedule C, UMBFS shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by UMBFS).

B. SEI is aware that its failure to remit to UMBFS all amounts due on or before the Due Date will cause UMBFS to incur costs not contemplated by this Sub-TA Agreement, including, but not limited to carrying, processing and accounting charges.  Accordingly, in the event that UMBFS does not receive any amounts due hereunder by the Due Date, SEI agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less.  In addition, SEI shall pay UMBFS’ reasonable attorney’s fees and court costs if any amounts due UMBFS are collected by or through an attorney.  The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of SEI’s late payment.  Acceptance of such late charge shall in no event constitute a waiver by UMBFS of SEI’s default or prevent UMBFS from exercising any other rights and remedies available to it.

C. In the event that any charges are disputed, SEI shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify UMBFS in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith.  Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which UMBFS provides to SEI documentation which an objective observer would agree reasonably supports the disputed charges (the “Revised Due Date”).  Late charges in accordance with paragraph B of this section, shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

ARTICLE IV

PROCESSING AND PROCEDURES

4.01           Issuance, Redemption and Transfer of Shares

A. UMBFS shall only accept purchase orders from states in which the Shares are qualified for sale, as indicated from time to time by SEI.    UMBFS shall not be responsible for the payment of any original issue or other taxes required to be paid by the Trust in connection with the issuance of any

Shares in accordance with this Sub-TA Agreement.  UMBFS shall not be required to issue any Shares after it has received from an Authorized Person or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and UMBFS shall be entitled to rely upon such written notification.

B.  In connection with each purchase and each redemption of Shares, UMBFS shall send such statements as are prescribed by the Federal securities laws applicable to transfer agents or as described in the Prospectus.  It is understood that certificates for Shares have not been and will not be offered by the Trust or available to investors.

C.  UMBFS and SEI shall establish procedures for effecting purchase, redemption or transfer transactions accepted from investors by telephone or other methods consistent with the terms of the Prospectus.

4.02           Records.

A.  UMBFS shall keep those records specified in Schedule D hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 17Ad-6 and 17Ad-7 under the Exchange Act and Rules 31a-1, 31a-2 and 31a-3 under the 1940 Act.  UMBFS shall only destroy records at the direction of SEI, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30).  UMBFS may deliver to SEI from time to time at UMBFS’ discretion, for safekeeping or disposition by SEI in accordance with law, such records, papers and documents accumulated in the execution of its duties as sub-transfer agent, as UMBFS may deem expedient, other than those which UMBFS is itself required to maintain pursuant to applicable laws and regulations.  SEI shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required, to the extent that UMBFS is not otherwise required on its own to maintain such record, paper, or other document.  To the extent required by Section 31 of the 1940 Act and the rules and regulations thereunder, the records specified in Schedule D hereto maintained by UMBFS, which have not been previously delivered to SEI pursuant to the foregoing provisions of this paragraph, shall be considered to be the property of the Trust, shall be made available upon request for inspection by the officers, employees, and auditors of the Trust, and shall be delivered to SEI promptly upon request and in any event upon the date of termination of this Sub-TA Agreement, in the form and manner kept by UMBFS on such date of termination or such earlier date as may be requested by SEI.  Notwithstanding anything contained herein to the contrary, UMBFS shall be permitted to maintain copies of any such records, papers and documents to the extent necessary to comply with the recordkeeping requirements of federal and state securities laws, tax laws and other applicable laws.

B.  UMBFS agrees to keep all records and other information relative to the Funds’ Shareholders confidential, not to use such information other than for purposes of fulfilling its duties under the Sub-TA Agreement and not to disclose such information except: (i) when requested to divulge such information by duly-constituted authorities or court process, or (ii) when requested by a Shareholder or Shareholder’s agent with respect to information concerning an account as to which such Shareholder has either a legal or beneficial interest, or (iii) when requested by SEI, the Trust, a Fund, the Shareholder, the Shareholder’s agent or the dealer of record with respect to such account, or (iv) to an affiliate, as defined by Section 248.3(a) of Regulation S-P; or (v) pursuant to any other exception permitted by Sections 248.14 and 248.15 of Regulation S-P in the ordinary course of business to carry out the activities covered by the exception under which UMBFS received the information.  In case of any requests or demands for inspection of the records of the Funds, UMBFS will notify SEI promptly and endeavor to secure Instructions from a representative of SEI as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to receipt thereof, shall not be subject to this paragraph.

ARTICLE V

REPRESENTATION AND WARRANTIES

5.01           Representations of SEI.  SEI represents and warrants to UMBFS that:

A.  It is a corporation duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Certificate of Incorporation and By-laws to enter into and perform this Sub-TA Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Sub-TA Agreement.

B.  It is duly registered as a transfer agent under Section 17A of the Exchange Act.

C.  The Trust’s registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to Shares of the Trust being offered for sale.

D.   All Shareholder tax reporting has been completed timely and accurately, including the distribution of Forms 5498s for the 2009 tax year.

E.   To the best of SEI’s information, knowledge and belief as of the date of this Sub-TA Agreement, the Funds, and all Shareholder accounts, are in balance and all accounts reconciled and current as of the date of this Sub-TA Agreement, and (1) there are no outstanding issues relating to transfer agent activities and Shareholder and Trust record keeping, including those related to Shareholder accounts and transaction activity, and (2) there are no existing or potential claims, litigation or demands by Shareholders or others relating to the Trust, or any of the Funds or their officers or Trustees, except as disclosed in writing and dated as of the date of this Sub-TA Agreement to UMBFS.

5.02           Representations of UMBFS.  UMBFS represents and warrants to SEI that:

A.           It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Sub-TA Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Sub-TA Agreement.

B.           It is duly registered as a transfer agent under Section 17A of the Exchange Act.

C.           It has received a copy of each Fund’s Prospectus which describes how sales and redemptions of Shares shall be made.

D.           It has and will continue to have and maintain the necessary facilities, equipment and personnel to perform its duties and obligations under this Sub-TA Agreement.

E.           Copies of UMBFS’ Rule 17Ad-13 reports will be provided to SEI annually as and to the extent required under Rule 17Ad-d-13 under the Exchange Act.

F.           It is in compliance with SEC regulations and is not subject to restrictions under Section 17A of the Exchange Act.

G.           It has adopted and implemented procedures to safeguard client information and records that are reasonably designed to: (i) ensure the security and confidentiality of client records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of client records and information; (iii) protect against unauthorized access to or use of client records or information that could result in substantial harm or inconvenience to any client; (iv) protect against unauthorized disclosure of non-public information to unaffiliated third parties; (v) provide back-up copies of client information and records and recovery or continuation of technology infrastructure in the event of a natural or human-induced disaster and (vi) otherwise ensures that it is in compliance with all applicable privacy laws, rules and regulations, including  but not limited to, the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder.

H.           It has adopted and implemented an Identity Theft Prevention Program (the “Program”) designed to detect, prevent and mitigate identity theft in connection with the opening ofor any existing covered account.  The Program includes:  (i) polices and proceduresdesigned to identify red flags and incorporate them into the Program; (ii) controls and procedures designed to detect and respond to red flags; and (iii) a requirement to periodically update the Program as deemed appropriate due to relevant changes in the law, methods of identity theft and/or changes to UMBFS business.  UMBFS provides continued administration of the Program including: (i) oversight of the Program; and (ii) ongoing employee training with respect to identity theft and the Program requirements.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.01           Information Updates.  During the term of this Sub-TA Agreement SEI shall have the ongoing obligation to provide UMBFS with the following documents as soon as they become effective: (i) certified copies of all amendments to the Trust’s Declaration of Trust and By-laws made after the date of this Sub-TA Agreement; and (ii) a copy of each Fund’s currently effective Prospectus.  For purposes of this Sub-TA Agreement, UMBFS shall not be deemed to have notice of any information contained in any such Prospectus until after it is actually received by UMBFS.

6.02           Share Qualification.  SEI warrants that the Trust agrees to take or cause to be taken all requisite steps to qualify the Shares for sale in all states in which the Shares shall at the time be offered for sale and require qualification.  If SEI receives notice of any stop order or other proceeding in any such state affecting such qualification or the sale of Shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Shares, SEI will give prompt notice thereof to UMBFS.

6.03           Compliance with Laws.  SEI and UMBFS will each comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, blue sky laws, and any other applicable laws, rules and regulations.

6.04           Sub-Transfer Agent System.  UMBFS shall retain all right, title and interest in  any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights developed by UMBFS in connection with the services provided by UMBFS to SEI hereunder, provided however, UMBFS shall acquire no interest in SEI’s confidential information.

ARTICLE VII

AML DELEGATION

7.01           Adoption of Program; Delegation to UMBFS

(a)      SEI acknowledges that the Trust is a financial institution subject to the USA PATRIOT Act and the Bank Secrecy Act (collectively,  the "AML Acts"). The Trust has adopted, and agrees to comply with, a written AML Program and has appointed an AML Compliance Officer, each of which actions have been approved by the Board of Trustees.  Subject  to  delegation  of  certain responsibilities  to UMBFS,  as  provided  below,  the  Trust's  AML  Program is reasonably designed to ensure compliance in all material respects with the AML Acts and applicable  regulations adopted thereunder (the "Applicable AML Laws"), in light of the particular  business of the Trust,  taking into account  factors such as its size,  location,  activities and risks or  vulnerabilities  to money laundering.

(b)      SEI hereby delegates to UMBFS the performance, on behalf of the Trust, of the  services  set forth in  Schedule E, attached hereto and made a part of this Sub-TA Agreement (the "AML Services"), with respect to the Shareholder accounts maintained by UMBFS pursuant to the  Sub-TA Agreement  (including,  as and to the  extent set forth in  Schedule E, direct  accounts;  accounts  maintained  through  FUND/SERV and Networking;  and omnibus accounts); and, subject to the terms and conditions of this Sub-TA Agreement, UMBFS accepts this delegation and agrees to perform the AML Services in accordance with Schedule E hereto and UMBFS' AML Program and to  cooperate  with the Trust's AML  Compliance  Officer (as defined below) and SEI’s AML Officer in the performance of their responsibilities hereunder.

(c)      Notwithstanding this delegation, the Trust shall maintain full responsibility  for  ensuring  that  its  AML  Program  is and  continues  to be reasonably  designed to ensure  compliance  with the Applicable AML Laws.  UMBFS shall maintain  policies,  procedures and internal  controls that are consistent with  the  requirement  that  the  Trust  employ procedures  reasonably  designed to achieve  compliance  with the Applicable AML Laws and the Trust's AML Program.

(d)      SEI and the Trust recognize that the performance of the AML Services  involves the  exercise  of  discretion,  which in  certain  circumstances  may  result in consequences  to the  Trust  and its  Shareholders  (such  as in the case of the reporting of suspicious activities and the freezing of Shareholder accounts).  SEI authorizes UMBFS to take such actions in the performance of the AML Services as UMBFS  deems  appropriate  and  consistent  with the  Trust's  AML  Program  and Applicable AML Laws.

7.02           Exceptions to Procedures; Amendments

(a)      The Trust  acknowledges  and  agrees  that any  deviation  from  UMBFS' written  transfer  agent  compliance  procedures  (an  "Exception")  may involve substantial risk of loss.  UMBFS may in its sole discretion  refuse to accept any request by the Trust that UMBFS make an Exception to any written  compliance  or transfer  agency  procedures  adopted  by  UMBFS,  or  adopted  by the Trust and approved by UMBFS (including any requirements of the Trust's AML Program).

(b)      Exception  requests  may  only  be  made  in  a  writing  signed  by an authorized  representative  of the Trust  (other  than an  employee  of  UMBFS), PROVIDED  that an  Exception  concerning  the  requirements  of the  Trust's AML Program must be signed by the Trust's anti-money  laundering  compliance officer ("AML Compliance Officer").  Approved Exceptions shall become  effective  when and only if set  forth in a written acceptance of the Exception signed by SEI’s AML Compliance  Officer. An Exception is effective only on a transaction by transaction basis.

(c)      Notwithstanding any provision of the Sub-TA Agreement to the contrary, as long as UMBFS acts in good faith and without gross negligence, UMBFS shall have no liability for any loss,  liability,  expenses or damages to the Trust resulting from an Exception.

(d)      The  Trust's  AML  Officer  shall  provide  forty-five  (45) days prior written  notice of any  amendment  to the Trust's AML Program  that would have a material impact upon the AML Services to be provided by UMBFS,  and any services required to be provided by UMBFS pursuant to such amendment  shall be considered an  Exception  until the  consent  of  UMBFS,  which  shall not be  unreasonably withheld, is obtained.

7.03           Representations and Warranties; Documents and Information; Access

(a)      SEI represents and warrants that (i) the Trust has  adopted a written AML Program, and has appointed the Trust's AML Compliance Officer;  (ii) the AML Program and the designation of the AML Officer have been approved by the Board of Trustees;  and (iii) the delegation to SEI of the AML Services has been approved by the Board of Trustees.

(b)     UMBFS  represents and warrants to the Transfer Agent that (1) it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients;  (2) its policies and procedures are reasonably adequate  for it to provide the AML  Services  and comply  with its  obligations under this  Agreement;  (3) it shall conduct (or have a third party  conduct) an independent  review of its AML Program at least  annually and provide the report of such  independent  review to the  Trust and SEI;  (4) it shall  maintain  an  ongoing training program with respect to its own personnel; and (5) it shall maintain an AML  compliance  officer to  administer  the AML Services.

(c)      SEI agrees to furnish UMBFS with such information and documents as may be reasonably requested by UMBFS from time to time to provide the AML Services.  SEI agrees to notify UMBFS promptly about any known suspicious activities related to open accounts.

(d)     UMBFS agrees to furnish the Trust and SEI its written program concerning anti-money laundering services rendered by UMBFS to its various clients.  UMBFS agrees to notify the Trust and SEI of any change to its anti-money laundering program that would materially impact the AML Services.

(e)      UMBFS  shall  grant  reasonable  access to each of the  Trust, SEI, the AML Compliance  Officer,  and regulators having  jurisdiction over the Trust, to the books and records maintained by UMBFS and related to the AML Services, and shall permit  federal  examiners  to inspect  UMBFS for  purposes  of the  Trust's AML Program.  Records may be edited or redacted to maintain confidentiality of materials related to other clients of UMBFS.  UMBFS shall make its relevant personnel available to meet or speak with the Board of Trustees and SEI concerning the AML Services at least annually or at such other  intervals as may be reasonably  necessary or appropriate.

ARTICLE VIII

TRUST INSTRUCTIONS

8.01           Authorized Persons.  Upon the execution of this Sub-TA Agreement, SEI shall provide UMBFS with a certificate containing the names of the initial Authorized Persons in a form acceptable to UMBFS.  SEI shall, upon receipt, provide UMBFS with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person

8.02           Acceptance of Instructions.  UMBFS, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Trust only if such representative is an Authorized Person.  SEI agrees that when it gives oral Instructions, it shall, upon the request of UMBFS, confirm such Instructions in writing.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

9.01           Limitation of Liability and Indemnification

(a)  The duties of UMBFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against UMBFS hereunder.  UMBFS shall not be liable for any error of judgment or mistake of law or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.  (As used in this Article IX, the term "UMBFS" shall include directors, officers, employees, sub-contracts and other corporate agents of UMBFS as well as the corporation itself).

(b)  So long as UMBFS does not violate the standard of care set forth herein and is not otherwise negligent in the performance of its duties, SEI assumes full responsibility and shall indemnify UMBFS and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses and attorney's fees) arising directly out of said transfer agency and dividend disbursing relationships to the Funds or any other service rendered to the Funds hereunder.  The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Sub-TA Agreement.

(c)  UMBFS shall indemnify and hold SEI harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses and attorney's fees) arising directly out of losses, liabilities or damages resulting from the willful misfeasance, bad faith or gross negligence of UMBFS  with respect to said transfer agency and dividend disbursing relationships to the Funds or any other service rendered to the Funds hereunder.  The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Sub-TA Agreement.

(d)  In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case an indemnifying party (the “Indemnifying Party”) may be asked to indemnify or hold an indemnified party (the “Indemnified Party”) harmless, the Indemnifying Party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Indemnified Party will use all reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Indemnified Party, but failure to do so in good faith shall not effect the rights hereunder.

(e)  UMBFS may apply to the Trust or SEI at any time for Instructions and may consult counsel for the Trust or SEI or its own counsel and with accountants and other experts with respect to any matter arising in connection with UMBFS's duties, and UMBFS shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such Instruction or with the opinion of such counsel, accountants or other experts.

(f)  UMBFS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.  Nor shall UMBFS be held to have notice of any change of authority of any officers, employee or agent of the Trust or SEI until receipt of written notice thereof from the Trust or SEI.

9.02           Force Majeure.  UMBFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control.  UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond UMBFS’ control.

9.03           Consequential Damages.  With the exception of breaches of this Sub-TA Agreement arising under 4.02(B) or 6.04, in no event and under no circumstances shall either party to this Sub-TA Agreement, including either party’s affiliates, officers, directors, agents or employees, be liable to anyone under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Sub-TA Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

ARTICLE X

TERM AND TERMINATION

10.01           Term.  This Sub-TA Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Sub-TA Agreement relating to that Fund is executed.  This Sub-TA Agreement shall continue in effect with respect to each Fund until terminated as provided herein.

10.02           Termination.

(a)  Either party may terminate this Sub-TA Agreement (a) in its entirety or (b) as to any Fund of the Trust or any class thereof without terminating this Sub-TA Agreement with respect to other Funds of the Trust or class thereof, at any time by giving the other party a written notice not less than ninety (90) days prior to the date the termination is to be effective in the case of (a) or (b) above.  SEI reserves the right to terminate this Sub-TA Agreement upon reasonable written notice to UMBFS if the Transfer Agent Agreement is terminated for any reason.

(b)  In the event of a material breach of this Sub-TA Agreement by either party, then non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have forty-five (45) days to remedy the breach or the non-breaching party may terminate this Sub-TA Agreement immediately.

10.03           Effect of Termination.  Upon notice of termination of this Sub-TA Agreement by either party, UMBFS shall promptly transfer to such successor sub-transfer agent as SEI designates in writing the original or copies of all books and record maintained by UMBFS under this Sub-TA Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor sub-transfer agent in the establishment of the books and records necessary to carry out the successor sub-transfer agent’s responsibilities.  UMBFS shall not reduce the level of service provided to SEI prior to termination following notice of termination.  Fees and out-of-pocket expenses incurred by UMBFS, but unpaid by SEI upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

ARTICLE XI

MISCELLANEOUS

11.01           Notices.  Any notice required or permitted to be given by either party to the other under this Sub-TA Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to UMBFS:	UMB Fund Services, Inc.
803 West Michigan Street
Milwaukee, Wisconsin 53233
Attention: General Counsel

If to SEI:	SEI Institutional Transfer Agent, Inc.
1 Freedom Valley Drive
Oaks, PA 19456
Attention: General Counsel

11.02           Amendments/Assignments.

(a).  Except as provided to the contrary herein, this Sub-TA Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Sub-TA Agreement.

(b).  This Sub-TA Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns.  This Sub-TA Agreement shall not be assignable by either party without the written consent of the other party, except that UMBFS may assign this Sub-TA Agreement to an affiliate with advance written notice to SEI and except as provided in Section 2.02.

11.03           Governing Law. This Sub-TA Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11.04           Severability.  If any part, term or provision of this Sub-TA Agreement is determined by the courts or any regulatory authority having jurisdiction over the issue to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Sub-TA Agreement did not contain the particular part, term or provision held to be illegal or invalid.

11.05           Counterparts.  This Sub-TA Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

11.06           Non-Exclusivity; Other Agreements.  The services of UMBFS hereunder are not deemed exclusive and UMBFS shall be free to render similar and other services to others.  Except as specifically provided herein, this Sub-TA Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

11.07           Captions.  The captions in the Sub-TA Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

11.08           Authorization – SEI.  Jay Cipriano represents and warrants that he/she is duly authorized to execute this Agreement on behalf of SEI.

11.09           Authorization - UMBFS.  John P. Zader represents and warrants that he/she is duly authorized to execute this Agreement on behalf of UMBFS.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-TA Agreement to be executed as of the day and year first above written.

UMB FUND SERVICES, INC.                                                                           SEI INSTITUTIONAL TRANSFER
                                         AGENT, INC.

By: /s/ John P. Zader	By: /s/ James J. Ciprian
(Signature)	(Signature)

John P. Zader	James J. Cipriano
(Name)	(Name)

Chief Executive Officer
(Title)	(Title)

5/20/10	5/20/10
(Date Signed)	(Date Signed)

Schedule A
to the
Sub-Transfer Agency Agreement
by and between
SEI Institutional Transfer Agent, Inc.
and
UMB Fund Services, Inc.

NAMES OF FUNDS

RCB SMALL CAP VALUE FUND, CLASS R
LIMITED MATURITY FIXED INCOME - N
 FULL MATURITY FIXED INCOME - N
DIVERSIFIED EQUITY FUND - N
SOCIALLY RESPONSIBLE EQUITY - N
LIMITED MATURITY FIXED INCOME - INSTITUTIONAL
FULL MATURITY FIXED INCOME - INSTITUTIONAL
DIVERSIFIED EQUITY FUND - INSTITUTIONAL
 SOCIALLY RESPONSIBLE EQUITY FUND - INSTITUTIONAL

Schedule B
to the
Sub- Transfer Agency Agreement
by and between
 SEI Institutional Transfer Agent, Inc.
and
UMB Fund Services, Inc.

SERVICE SCHEDULE

(a)	UMBFS shall:

(i)           provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:  (A) maintaining all Shareholder accounts, (B) mailing Shareholder reports and Prospectuses to current Shareholders, (C) withholding taxes on U.S. resident and non-resident alien accounts, (D) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for Shareholders, (E) preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, (F) preparing and mailing activity statements for Shareholders, and (I) providing Shareholder account information;

(ii)          receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the Custodian;

(iii)         pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iv)         receive for acceptance redemption requests and deliver the appropriate documentation therefor to the Custodian;

(v)          as and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders and debit each Shareholder’s account by the number of shares redeemed;

(vi)         effect transfers of Shares upon receipt of appropriate instructions from Shareholders;

(vii)        prepare and transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Fund with respect to Shares;

(viii)       receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received;

(ix)         track Shareholder accounts by financial intermediary source and otherwise as reasonably requested by SEI or the Trust and provide periodic reporting to SEI or the Trust or its administrator or other agent;

(x)          maintain records of account for and provide reports and statements to the Funds and its Shareholders as to the foregoing;

(xi)         record the issuance of Shares of the Funds and maintain pursuant to Rule 17Ad-10(e) under the Exchange Act a record of the total number of Shares of the Funds, that are authorized, based upon data provided to it by SEI or the Trust and are issued and outstanding and provide SEI and the Trust on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

(xii)        provide a file which will enable SEI and the Trust to calculate the total number of Shares of the Funds and Class thereof sold in each State;

(xiii)       monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States; and

(c)  UMBFS shall establish and maintain facilities and procedures reasonably acceptable to SEI and the Trust for the safekeeping, control, preparation and use of check forms, and facsimile signature imprinting devices.  UMBFS shall establish and maintain facilities and procedures reasonably acceptable to SEI and the Trust for safekeeping of all records maintained by UMBFS pursuant to this Sub-TA Agreement.

(d)  UMBFS shall cooperate with the Funds’ independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

(e)  In addition to the services described above, UMBFS shall also provide the following services for the Funds:  (i) omnibus transactions processing and reconciliation; (ii) production and maintenance of system reports; (iii)  transmission monitoring and processing of NSCC Fund/Serv transactions; (iv) NAV and dividend rate nightly updates; (v) month end dividend processing; (vi) capital gains processing, if needed; (vii) production of confirms and statements; (viii) production, printing and storage of system reports; (ix) maintenance of all dealer files; and (x) production of monthly 12(b)-1.

(f)  UMBFS shall also provide the following Omnibus Account Transaction Monitoring services for the Funds:

•	Omnibus account identification
•	Analysis of omnibus account trading activity to determine if arbitrage opportunities exist triggering underlying account transaction data request of an intermediary
•	Managing the request and flow of underlying data
•	Customized file feed/format translations

•	Storage of underlying account transaction data
•	Applying each Fund’s market timing rules upon receipt of the underlying account transaction data to flag violations
•	Reporting of “red flag” violations to the applicable Fund and CCO
•	Providing standard report package for on-going review and monitoring of data

♦	Set up and maintain Shareholder accounts and records, including IRAs and other retirement accounts

♦	Make personal follow-up calls to prospects who return incomplete applications

♦	Store account documents electronically

♦	Receive and respond to investor account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific Shareholder account information

♦	Process dividend payments or reinvest dividends as provided in the Fund’s then current prospectus.

♦	Provide cost basis statements

♦	Implement the Trust’s AML Procedures as contemplated by Article VII

♦	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent

♦	Calculate 12b-1 plan fees

♦	Provide standards to structure forms and applications for efficient processing

♦	Follow up on IRAs, soliciting beneficiary and other information and sending required minimum distribution reminder letters

♦	Provide basic report access (one person)

♦
Assist the Trust in complying with Federal Trade Commission Rule 681.2 adopted under the Fair Credit Reporting Act (the “Red Flags Rule”) by monitoring/handling Shareholder accounts in accordance with the Trust’s identity theft prevention program and reporting any possible instances of identity theft to the Trust

♦	Conduct periodic Postal clean-up

The foregoing services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider.  To the extent UMBFS agrees to take such actions, those actions taken shall be deemed part of this service schedule.

Optional Services

The Funds may contract with UMBFS to provide one or more of the following optional services.  Additional fees apply.

♦	UMBFS’ Internet services, including Adviser Services, RIA/Broker Services, Shareholder Services, NAV Services, Vision, Adviser Central and email services.

♦	UMBISG VRU services (per fund group)

♦	Shareholder “welcome” packages with initial confirmation

♦	Access to UMBFS’ Tax and Retirement Group to answer questions and coordinate retirement plan options

♦	Money market funds for short-term investment or exchanges

♦	Dedicated service representatives

♦	Weekend and holiday Shareholder services

♦	Customized reorder form tracking

♦	Customized forms and applications

♦	Training of adviser staff on regulatory developments

Schedule C
to the
Sub-Transfer Agency Agreement
by and between
SEI Institutional Transfer Agent, Inc.
and
UMB Fund Services, Inc.

FEES

Base Fee:

•	$1,166 per month per Class

Shareholder account fees:

•	$1.50 per month per Shareholder account
•	$1.00 per month per NSCC Level 3 Shareholder account
•	$0.25 per month per closed Shareholder account

Omnibus Account System Monitoring Fees:

•	$500 per CUSIP one-time fee for omnibus account system monitoring setup
•	$0.035 per transmitted transaction record; subject to a minimum of $500 per month per CUSIP not to exceed $2,500 a month for all Funds

Other fees:

•	$150 per hour for customized programming requests (includes report writing)
•	Internet service fees (if applicable):
o	Client remote Inquiry – None
o	Shareholder Remote Inquiry/Trading/Account Opening - $500 per month per Fund

Out-of-Pocket Expenses and Other Charges:

Out-of-pocket expenses include but are not limited to: copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, retirement plan documents, NSCC participant billing, P.O. Box rental, toll-free number, customer identity check fees, bank account service fees, any other bank charges (DDA, wire, ACH, check/draft clearing/lock box), all fees and expenses related to Rule 22c-2 transaction monitoring, communications, document preparation and insertion, reproduction and record storage and retention expenses.

Schedule D
to the
Sub-Transfer Agent Agreement
by and between
SEI Institutional Transfer Agent, Inc. and
UMB Fund Services, Inc.

RECORDS MAINTAINED BY UMBFS

•	Account applications

•	Canceled certificates plus stock powers and supporting documents

•	Checks including check registers, reconciliation records, any adjustment records and tax withholding documentation

•	Indemnity bonds for replacement of lost or missing stock certificates and checks

•	Liquidation, redemption, withdrawal and transfer requests including stock powers, signature guarantees and any supporting documentation

•	Shareholder correspondence

•	Shareholder transaction records

•	Share transaction history of the Funds

•	All records required under Federal Securities Laws

Schedule E
to the
Sub-Transfer Agency Agreement
by and between
SEI Institutional Transfer Agent, Inc.
and
UMB Fund Services, Inc.

AML SERVICES

With respect to the beneficial ownership of, and transactions in, Shares in the Funds for which SEI maintains the applicable Shareholder information, UMBFS shall:

(a)           Review and submit all Shareholder  financial and  non-financial transactions through the Office of Foreign Assets Control Database (and such other lists or databases as may be required from time to time by applicable regulatory authorities), including screening of all Shareholder accounts upon changes to such database.

(b)           Screen all Shareholder accounts at the request of Financial Crimes Enforcement Network ("FinCEN") pursuant to Section 314(a) of the PATRIOT Act and report any positive "hits" to FinCEN.

(c)           Monitor Shareholder  accounts and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the Trust's and UMBFS' AML Programs.

(d)           Place holds on transactions in Shareholder accounts or freeze assets in Shareholder accounts, as provided in the Trusts' and UMBFS' AML Programs and in accordance with the Act and OFAC.

(e)           If and to the extent required by applicable law, ensure that Shareholder accounts are not opened until Shareholders have been properly identified, their identifying information has been verified, and all reasonable and practicable steps have been taken in accordance with applicable law to ensure that such Shareholder's funds are not derived from any illicit activity.

(f)            Follow the Fund's policy, which may change from time to time, with respect to the acceptance of cash equivalents, including third party checks.

(g)           Follow the Fund’s policy on accounts held by non-US persons. All prospective non-US Shareholders will be forwarded to SEI’s AML Officer for an enhanced due diligence determination.

(h)           Maintain all records or other documentation related to Shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust's and UMBFS' AML Programs, and make the same available for inspection by (i) the Trust's and SEI’s AML Compliance Officer, (ii) any auditor of the Trust's AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust's or SEI’s AML Compliance Officer.

(i)            As concerns Networking Level III accounts and omnibus account, the AML Services performed by UMBFS are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103, effective APRIL 24, 2002 (the "Interim Final Rule").

(j)            In the event that UMBFS detects suspicious activity or a "positive" hit as a result of the foregoing procedures, which necessitates the filing by UMBFS of a suspicious activity report, or other similar report or notice to FinCEN or to OFAC, then UMBFS shall also immediately notify the Trust's and SEI’s AML Compliance Officer, unless prohibited by applicable law.